Exhibit 4.2

         THIS PROMISSORY NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION HEREOF (COLLECTIVELY, THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


              SENIOR SECURED CONVERTIBLE REDEEMABLE PROMISSORY NOTE


U.S. $                                                                  , 2006
      -------                                                 ----------

      FOR VALUE RECEIVED, Carsunlimited.com, Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of ___________(the "Lender") the principal amount of _____________Dollars ($_________) Dollars (the "Principal Amount"), together with interest on the Principal Amount under this senior secured convertible redeemable promissory note (this "Note") at the per annum rate of ten (10%) percent (calculated daily on the basis of a 360-day year and actual calendar days elapsed). Subject to conversion as provided herein, the Principal Amount shall become due and payable in one installment on [30 months] 2009 (the "Maturity Date"), together with accrued but unpaid interest and any unreimbursed expenses due pursuant to the terms of this Note. Interest shall accrue, due and be payable in instalments, commencing on the first anniversary of this Note and quarterly thereafter and on the Maturity Date. Interest shall be payable, at the option of the Company, either in lawful currency of the United States of America or added to the unpaid principal amount of the Note, if not paid in such currency. The Company shall not have the option to prepay this Note prior to the Maturity Date, either in whole or in part.

      Both the Principal Amount and accrued interest shall be paid in lawful currency of the United States of America to the Lender at c/o Mellon HBV Alternative Strategies LLC, 200 Park Avenue, 54th Floor, New York, New York 10166, or at such other address as the Lender may designate by notice in writing to the Company, in immediately available funds.

      If any payment hereunder falls due on a Saturday, Sunday or legal holiday, it shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest.

      This Note is one of a series of Senior Secured Convertible Redeemable Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Securities Purchase Agreement by and between the Company and certain Lenders of even date herewith (the "Purchase Agreement"). All capitalized terms not defined herein shall have the meanings ascribed thereto in the Purchase Agreement. This Note is subject to the terms and conditions of the Purchase Agreement.

1) Senior. The indebtedness evidenced by this Note and the payment of the Principal Amount and interest thereof shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of the Company, now existing or hereafter arising other than Permissible Parity Indebtedness (as hereinafter defined). "Senior" shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on this Note, shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Company, shall be paid over to the holder of this Note for application to the payment hereof, unless and until the obligations under this Note (which shall mean the Principal Amount and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Note) shall have been paid and satisfied in full. "Permissible Parity Indebtedness" shall mean (i) indebtedness of the Company secured by an assignment or sale of accounts receivable in an aggregate amount not to exceed eighty (80%) per cent of the face amount of the receivables assigned or sold, and (ii) lease financing indebtedness incurred in connection with the acquisition of molds and other manufacturing equipment in the ordinary course of business and secured only by the molds or other manufacturing equipment acquired. "Permitted Liens" shall mean (i) liens securing the repayment of Permissible Parity Indebtedness, (ii) liens in favor of the Investors securing repayment of the Notes, (iii) liens for taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained, (iv)) liens imposed by law such as mechanics, carriers and similar liens securing obligations (other than for borrowed money) incurred in the ordinary course of business, and (v) liens securing the performance of bids or contracts and surety bonds incurred in the ordinary course of business.

2) Redemption and Conversion.

      a) Mandatory Redemption. Unless this Note is converted into Common Stock of the Company, the Company shall redeem this Note for an amount equal to one hundred twenty percent (120%) of the outstanding principal amount plus interest and any unreimbursed expenses due under this Note.

      b) Redemption at Option of Lender. In the event the Company sells all or substantially all of the assets of the Company, consolidates with, or merges into, another corporation or entity, or effects any other corporate reorganization or other transaction or series of transactions as a result of which the holders of the outstanding voting shares of the Company prior to such transaction or series of transactions own less than 50% of the outstanding voting shares of the Company or the acquiring company after such transaction or series of transactions ("Change in Control Transaction"), at the Lender's option, either (a) this Note shall be assumed by the surviving company on the same terms with an appropriate adjustment in the conversion price, as per
Section 5 hereof or (b) the Company shall redeem this Note for an amount equal to one hundred twenty (120%) percent of the outstanding principal amount plus accrued interest and any unreimbursed expenses due under the provisions of this Note. Such option shall be exercised by the Lender within ten (10) days following the Change in Control Transaction. If the Lender does not exercise the option, the Note shall be assumed by the surviving company.

      c) Mechanics and Conversion.

            i) Redemption. Against the payment of the redemption price, the Lender shall surrender this Note, duly endorsed, for redemption at the principal offices of the Company. This Note is subject to mandatory redemption on the Maturity Date.

            ii) Discretionary Conversion. The Lender shall have the right at any time from time to time in whole or in part ("Discretionary Conversion") to convert the entire principal amount of this Note, together with accrued interest hereon, into Common Stock at the Conversion Price (the "Note Shares"). The Conversion Price, subject to adjustment as set forth in Section 5, represents the number of shares of Common Stock obtained by dividing (i) the amount of principal and interest and any unreimbursed expenses converted by the Lender by
(ii) $(1) . Any fraction of a share resulting from these calculations shall be rounded upward to the next whole share. The Company covenants to cause such shares, when issued pursuant to this Section 2(b), to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company. Upon conversion, the Company shall deliver, in addition to the certificates representing the Note Shares, any other securities or property to which the Holder is entitled upon conversion under the terms of this Note.

      Upon the exercise of a Discretionary Conversion, the Lender shall surrender its Note, duly endorsed, together with a written conversion notice to the Company at its principal office. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Lender, at its address, a certificate or certificates for the number of shares to which such Lender is entitled upon such conversion. This Note shall be deemed to have been converted immediately prior to the close of business on the date of giving of such notice and the Lender shall be treated for all purposes as the record holder of the Common Stock deliverable upon such conversion as of the close of business on such date.

      d) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lender pursuant to this Note against impairment.

3) Reservation of Shares. The Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its capital stock to provide for the full conversion of this Note.

----------
(1) The result obtained by dividing $16,000,000 by the number of outstanding shares of common stock of the Company calculated on the date hereof on a fully diluted basis after giving effect to the reverse merger of Innopump, Inc. into a subsidiary of the Company.

4) Security. Payment of the indebtedness represented by this Note is secured by a perfected first priority lien and security interest under a Security Agreement dated the date hereof from the Company to the Lender or its designated agent, and by a guaranty of the Notes from the Company's subsidiary and Innopump, Inc.

5) Certain Adjustments. The number and class or series of shares into which this Note may be converted under Section 2 shall be subject to adjustment in accordance with the following provisions:

      a) Computation of Adjusted Exercise Price. Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of its Stock (as defined in Section 5(g)), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Conversion Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Conversion Price in effect immediately prior to such issuance or sale, multiplied by (b) the total number of shares of Stock outstanding immediately prior to such issuance or sale, plus (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by
(B) the total number of shares of Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Conversion Price be adjusted pursuant to this computation to an amount in excess of the Conversion Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Stock, as provided by Section 5(c) hereof.

      For the purposes of this Section 5 the term Conversion Price shall mean the Conversion Price per share set forth in Section 2(b) (ii) of this Note, as adjusted from time to time pursuant to the provisions of this Section 5. For purposes of any computation to be made in accordance with this Section 5(a), the following provisions shall be applicable:

            i) In case of the issuance or sale of shares of Stock for a consideration part or all of which shall be cash, the amount of the cash consideration, shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Stock are offered by the Company for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or other persons or entities performing similar services), or any expenses incurred in connection therewith and less any amounts payable to security holders or any affiliate thereof, including, without limitation, any employment agreement, royalty, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts shall be valued at the aggregate amount payable thereunder whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

            ii) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

            iii) Shares of Stock issuable by way of dividend or other distribution on any capital stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

            iv) The reclassification of securities of the Company other than shares of Stock into securities including shares of Stock shall be deemed to involve the issuance of such shares of Stock for consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Stock shall be determined as provided in Section 5(iv).

            v) The number of shares of Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants, and convertible and exchangeable securities.

      b) Options, Rights, Warrants and Convertible and Exchangeable Securities.

            i) In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Stock, or issue any securities convertible into or exchangeable for shares of Stock, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, or without consideration, the Conversion Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 5(a) hereof, provided that:

            ii) The aggregate maximum number of shares of Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of this Note), if any, received by the Company for such options, rights or warrants. The aggregate maximum number of shares of Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Stock in accordance with the terms of this Note) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof. If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection, or in the price per share at which the securities referred to in this subsection are exchangeable, such options, rights or warrants or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect to shares not theretofore issued pursuant to the exercise or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such exchangeable securities.

      c) Subdivision and Combination. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Stock subject to acquisition hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock subject to acquisition upon conversion of this Note will be proportionately increased. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Stock subject to acquisition hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock subject to acquisition upon conversion of this Note will be proportionately decreased.

      d) Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Lender will have the right to acquire and receive upon conversion of this Note in lieu of the shares of Common Stock immediately theretofore subject to acquisition upon the conversion of this Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore subject to acquisition and receivable upon conversion of this Note had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 5 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the conversion of this Note.

      e) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment of the Conversion Price, then and in each such case the Company shall give notice thereof to the Lender, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of Note Shares purchasable at such price upon conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

      f) Adjustment in Number of Securities. Upon each adjustment of the Conversion Price pursuant to the provisions of this Section 5, the number of securities issuable upon the conversion of this Note shall be adjusted to the nearest full share by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of Note Shares issuable upon conversion of this Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

      g) Definition of Stock. For the purpose of this Note, the term "Stock" shall mean (i) the class of stock designated as Common Stock in the Articles of Incorporation of the Company as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

      h) No Adjustment of Conversion Price in Certain Cases. No adjustment of the Conversion Price shall be made:

            i) Upon issuance or sale of this Note or Note Shares, or the other Notes issued pursuant to the Purchase Agreement and Note Shares issued upon conversion thereof, or other options, warrants and convertible securities outstanding as of the date hereof into or for shares of Common Stock.


            ii) Upon the issuance or sale of any shares of capital stock, or the grant of options exercisable therefor, issued or issuable after the date of this Note, to directors, officers, employees, advisers and consultants of the Company or any subsidiary pursuant to any incentive or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement or restricted stock plan, employee stock ownership plan (ESOP), consulting agreement, stock appreciation right (SAR), stock depreciation right (SDR), bonus stock arrangement, or such other similar compensatory options, issuances, arrangements, agreements or plans approved by the compensation committee of the Board of Directors.


            iii) If the amount of said adjustment shall be less than one cent ($0.01) per security issuable upon conversion of this Note, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($0.02) per security issuable upon conversion of this Note.

6) Further Adjustments. In case at any time or, from time to time, the Company shall take any action that affects the class of securities into which this Note may be converted under Section 2(b)(ii), other than an action described in
Section 5, then, unless such action will not have a materially adverse effect upon the rights of the Lender, the number of shares of such class of securities (or other securities) into which this Note is convertible shall be adjusted in such a manner and at such time as shall be equitable in the circumstances.

7) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 5 or Section 6, the Company at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Lender, furnish or cause to be furnished to Lender a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon the conversion of this Note under Section 2.

8) Affirmative Covenants. The Company covenants and agrees that, while any amounts under this Note are outstanding, it shall:

      a) Do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

      b) Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles ("GAAP");

      c) Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, "Requirements") of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Company or any of its properties, except where the failure to so comply would not have a material effect ("Material Adverse Effect") on the Company or any of its properties; provided, however, that nothing provided herein shall prevent the Company from contesting the validity or the application of any Requirements;

      d) Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

      e) Within 30 days prior to the beginning of each fiscal year of the Company, provide to the Lender a copy of the Company's annual operating plan;

      f) Within 20 days following the end of each calendar month during the first twelve months following the date of this Note, provide to the Lender a monthly management report and monthly financial statements, consisting of a balance sheet, statement of operations and statement of cash flows, of the Company on a consolidated basis compared against the Company's annual operating plan;

      g) Within 40 days following the end of each fiscal quarter, commencing with the fiscal quarter following the first anniversary of this Note, provide to the Lender a quarterly management report and financed statements, consisting of a balance sheet, statement of operations and statement of cash flows, of the Company on a consolidated basis compared against the Company's annual operating plan, until such time as the Lender advises the Company it no longer requires such documents;

      h) Promptly after filing with the Securities and Exchange Commission, furnish to the Lender a copy of all reports filed by the Company pursuant to the provisions of the Securities Exchange Act of 1934, as amended;

      i) Upon reasonable advance notice and during normal business hours, provide to the Lender and its representatives access and right to inspect to the books and records of the Company, subject to the execution of a customary confidentiality agreement prior to such access or inspection.

      j) Administer the employee option pool through a compensation committee comprised solely of independent directors (as the term independent director is defined in Section 10A (m) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission, and the requirements of NASDAQ).

      k) Notify the Lender in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Company which involves a claim in excess of $100,000;

      l) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

      m) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; and

      n) Use the proceeds from this Note for those purposes set forth in the Purchase Agreement.

9) Negative Covenants. The Company covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

      a) Guarantee, assume or otherwise become responsible for (directly or indirectly) any other indebtedness for borrowed funds (exclusive of the other Notes), performance, obligations, of any person, or the agreement by the Company or any of its subsidiaries to do any of the foregoing, without the prior written consent of the Lender;

      b) Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose; and

      c) Take any action without a prior written consent of the Holders of a majority of the outstanding principal amount of the Notes that: (i) increases or decreases the authorized number of shares of Common or Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares,
(iii) results in the redemption of any shares of Common Stock or Preferred Stock (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services), (iv) results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold, (v) amends or waives any provision of the Company's Articles of Incorporation or Bylaws, (vi) increases or decreases the authorized size of the Company's board, (vii) results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock, (vii) (exclusive of Permissible Parity Indebtedness, and subordinated working capital lines) results in borrowing in excess of the amount of the Notes without consent of the holder of the Notes, which consent shall not be unreasonably withheld, (ix) results in the creation of any lien or encumbrance on the assets of the Company (other than in favor of the holders of the Notes, and Permitted Liens, as hereinafter defined), (x) authorizes or increases the number of shares reserved in the employee pool above 10% on a fully diluted basis, (xi) changes the Company's principal line of business, (xii) results in the acquisition of any other business or material assets, or (xiii) results in the sublicense or transfer of any intellectual property of the Company without consent of the holder of the Note, which consent shall not be unreasonably withheld. Any action by the Company in breach of the aforementioned provisions shall be void and invalid. "Permitted Liens" shall mean (i) liens securing the repayment of Permissible Parity Indebtedness, (ii) liens for taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained, (iii)) liens imposed by law such as mechanics, carriers and similar liens securing obligations (other than for borrowed money) incurred in the ordinary course of business and securing obligations which are not yet delinquent, and (iv) liens securing the performance of bids or contracts and surety bonds incurred in the ordinary course of business.

10) Events of Default. The entire unpaid Principal Amount under this Note and the interest due thereon shall forthwith become and be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      a) The Company shall breach any of the covenants, material terms or provisions in this Note, the Securities Purchase Agreement, the Guaranty or any related documents or instruments; provided that such failure shall continue for a period of 10 days.

      b) the Company shall (i) fail to pay any amounts owed hereunder as required under the terms of this Note or (ii) have an event of default occur and be continuing under indebtedness of the Company (other than this Notes) such that the holders of such indebtedness have declared the outstanding principal and accrued interest to be immediately due and payable;

      c) if the Company shall:

            i) admit in writing its inability to pay its debts generally as they become due;

            ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

            iii) make an assignment for the benefit of creditors;

            iv) consent to the appointment of a receiver of the whole or any substantial part of its assets;

            v) on a petition in bankruptcy filed against it, be adjudicated a bankrupt;

            vi) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

            vii) enter into a voluntary or involuntary liquidation of the Company;

      d) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of Company's assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 90 days from the date of entry thereof;

      e) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Company's assets and such custody or control shall not be terminated or stayed within 90 days from the date of assumption of such custody or control; or

      f) the Company shall default (and not cure within 10 days after receipt of written notice of such default) in the performance of any covenant contained in this Note or in the Purchase Agreement;

      g) Any representation and warranty of the Company contained in this Note or the Purchase Agreement or in any written statement delivered pursuant thereto or hereto, or any report, financial statement or certificate made or delivered to the Lender by the Company pursuant hereto or hereto shall be untrue or incorrect in any material respect, as of the date when made or deemed made; or

      h) Any provision of this Note, the Purchase Agreement, the Guaranty, or any other related documents or instruments shall for any reason cease to be valid and binding on the Company or the guarantors or the Company or the guarantors shall so state in writing.

11) Remedies. In case any one or more of the Events of Default specified in
Section 10 hereof shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Lender may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Lender.

12) Maximum Interest Rate. Notwithstanding anything in this Note or the Purchase Agreement to the contrary, in no event shall the changes consisting interest payable under this Note exceed the maximum rate of interest permitted under applicable law. Any payment made which if treated as interest would cause the interest charged to exceed the maximum rate permitted shall instead be held by the Lender to the extent of such excess as additional collateral under the Security Agreement and applied to future interest payments as and when such amount becomes due and payable hereunder.

13) Amendments and Waivers. No term of this Note may be amended and no observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Company and the Lender.

14) Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:


                  If to the Company:

                  Carsunlimited.com, Inc.
                  305 Madison Avenue, Suite 4510
                  New York, NY 10165
                  Attn: Paul L. Block, President
                  Fax: (212)808-0113

                  With a copy (which shall not constitute notice):


                  Beckman, Lieberman & Barandes, LLP
                  116 John Street, Suite 1313
                  New York, NY 10038
                  Attn: Robert Barandes, Esq.
                  Fax: (212)608-9687


                  If to the Lender:

                  [Mellon HBV Master U.S. Event Driven L.P.]
                  [Mellon HBV Master Global Event Driven L.P.]
                  c/o Mellon HBV Alternative Strategies LLC
                  200 Park Avenue, 54th Floor
                  New York, NY 10161

      Any party may give any notice, request, consent or other communication under this Note using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

15) Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

16) Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

17) Collection and Enforcement. The Company promises to pay all reasonable costs and expenses of the Lender, including reasonable attorney's fees incurred in the collection and enforcements of this Note. The Company hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitation defense to any demand under this Note.

18) Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

19) Waivers. The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

20) Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

21) Successors and Assigns. This Note shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties, except that the Company shall not have the right to assign or otherwise transfer all or any part of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.




                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.


                                            CARSUNLIMITED.COM, INC.


                                                   By:
                                                       ------------------------
                                                           [----------------],
                                                            President